Exhibit 23.3


CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this registration statement on Form F-1 of our report dated February 25, 1998 on our audit of the financial statements of C.W. Chemical Waste Technologies Limited. We also consent to the references to our firm under the captions "Experts" and "Selected Financial Data."



/s/ Coopers & Lybrand
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COOPERS & LYBRAND
London
England
March 5, 1998